Exhibit 10.5

UIM/331

THIS AGREEMENT is made this 14th day of November 2017

BETWEEN

(1) THE GOVERNMENT OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION (the “Government”) as represented by the Commissioner for Innovation and Technology

AND

(2) UBI BLOCKCHAIN INTERNET LIMITED (the “Company”), a company incorporated in Hong Kong whose registered office is at Unit 03, Level 9, Core F, Smart Space Block 3, Hong Kong Cyberport, 100 Cyperport Road, Hong Kong and THE HONG KONG POLYTECHNIC UNIVERSITY (the “University”), a university founded by statute of the Hong Kong Special Administrative Region whose registered address is at The Hong Kong Polytechnic University, Kowloon (collectively the “Beneficiary”).

WHEREAS

( I )	The Government has set up an innovation and Technology Fund (the “ITF”) in the Hong Kong Special Administrative Region.

(2)	The Company, in collaboration with the University, has applied to the Government for financial assistance from the ITF in order to carry out the Project as defined below jointly with the University and the Government has agreed to provide such assistance upon the following terms and conditions.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

	Agreement	means this agreement between the Government and the Beneficiary as from time to time amended or supplemented.

	Appendix	means the appendix to this Agreement.

	Auditor	means an independent auditor who is a certified public accountant (practising) registered under the Professional Accountants Ordinance (Cap. 50).

	CIT	means the Commissioner for Innovation and Technology of the Government or any person authorized to act on his behalf.

Commencement Date	means 15 November 2017.

Company’s Contribution	means the amount to be contributed by the Company to the Project Cost as referred to in clause 21.

Completion Date	means 14 November 201.9.
D.Aud.	means the Director of Audit of the Government or any person authorized to act on his behalf.

Equipment	means the equipment instrument or machinery defined as the Equipment in the Project Proposal.

Final Report	means the final report to be submitted by the Beneficiary under clause 16.

Financial Year	means the period from 1 April in any year to 31 March in the immediately succeeding year, both days inclusive. The first Financial Year during the Project Period shall be a period from the Commencement Date up to 31 March in the immediately succeeding year (provided that period shall not be less than 6 months), or if that period is less than 6 months, up to 31 March in the next following year provided that the period for any Financial Year shall not exceed 18 months. The last Financial Year shall be a period from the second last 1 April of the Project Period (so long that period shall not exceed 18 months) or the last 1 April in the Project Period (so long that period shall not be shorter than 6 months) up to the end of the Project Period or the date on which this Agreement is early terminated.

Funds	means the amount of contribution to be made by the Government to the Project Cost as referred to in clause 22.

Hong Kong	means the Hong Kong Special Administrative Region.

Interest	means all interest on the Funds, the Company’s Contribution and any and all other receipts and income relating to the Project which has accrued or should have accrued to the Project Account.

IPR	means patents, trade marks, service marks, trade names, design rights, copyright, domain names, database rights, rights in know-how, new inventions, designs or processes and other intellectual property rights of whatever nature and whatsoever arising, whether now known or hereafter created, and in each case whether registered or unregistered and including applications for the grant of any such rights.

ITF Guide	means the publication “Guide to the Innovation and Technology Fund - Volume III: University-Industry Collaboration Programme” published by the Government in June 2002 and the Addendum thereto published by the Government in September 2004.

Post-Project Evaluation Report	means the post-project evaluation report to be submitted by the Beneficiary under clause 17.

Progress Reports	means the progress reports to be submitted by the Beneficiary under clause 14.
Project	means the project entitled “Blockchain-Based Food and Drug Counterfeit Detection and Regulatory System”.

Project Account	means the project account mentioned in clause 26.

Project Co-ordinator	means the project co-ordinator to be appointed by the Beneficiary under clause 12.

Project Cost	means the cost of the Project mentioned in clause 20.

Project Materials

means the products, technology, know-how,

specifications, formulae, databases, computer software and programmes, technical manuals, works of authorship, presentations, diagrams, drawings, charts, tables, graphs, pictures, photographs, plans, models, opinions, comments, specifications, formulae, documents and materials compiled, developed, produced or created by or on behalf of the Beneficiary (whether individually or jointly with the Government) in relation to and/or in the course of the performance of the Project recorded or stored by whatever means in whatever form or media and all the drafts, uncompleted versions and working papers of any of the above items.

Project Period	means the term of the Project commencing from the Commencement Date and ending on the Completion Date or the date of early termination of this Agreement.

Project Proposal	means the project proposal at the Appendix.

Project Result

means any deliverables arising from the Project which may be, without limitation, in the form of new technologies, products, facilities, databases, computer software/ programmes, reports, technical manuals or consultancy services.

Steering Committee	means the steering committee to be established by the Beneficiary pursuant to clause 10.

1.2	In this Agreement, except where the context otherwise requires:

1.2.1	headings to clauses are for convenience only and do not affect the interpretation of this Agreement;

1.2.2	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted;

1.2.3	words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders;

1.2.4	a “person” shall mean any person or body of persons whether incorporated or unincorporated;

1.2.5	references to the Beneficiary shall mean their respective successors, permitted assigns and any person deriving title under them;

1.2.6	references to clauses and Appendix shall mean the clauses of, and the Appendix to, this Agreement; and

1.2.7	where any contractual obligations, warranties, undertakings or representations herein are undertaken, given or made or any liabilities are assumed (as the case may be) by the Beneficiary, the same shall be deemed to be given or made or assumed by each one of them jointly with the other and severally.

1.3	The ITF Guide and the Project Proposal at the Appendix shall form part of this Agreement.

1.4	In the event of any conflict or inconsistency between the provisions of this Agreement and the contents of the ITF Guide, the provisions of this Agreement shall prevail.

Commencement and Completion of the Project

2.	This Agreement shall take effect on the Commencement Date and the Project shall be completed on or before the Completion Date subject to early termination as provided in this Agreement.

Obligations of the Beneficiary

3.	In consideration of the Government agreeing to grant the Funds in accordance with clause 22, the Beneficiary shall carry out and complete the Project in accordance with this Agreement, the Project Proposal and any requirements relating to the Project as may from time to time be prescribed by the Ca in writing.

Warranties and Undertakings of the Beneficiary

4.	The Company hereby warrants that when entering into this Agreement and throughout the continuance of this Agreement:

4.1	it is able to pay its debts as they fall due and it is not insolvent;

4.2	whether through its board of directors or members, it has not passed and does not intend to pass any resolution for its winding up;

4.3	no person has made any petition for the winding up of the Company, or appointed any receiver or exercised any other right or power over or against its assets; and

4.4	it knows of no circumstance where any person intends or threatens to do any of the foregoing.

5.	The Company hereby undertakes that it will forthwith notify the Government in writing upon its becoming aware of the occurrence of any event or circumstance which renders the representation and warranty set out in clause 4 to become untrue or inaccurate.

6.	The Beneficiary hereby warrants and undertakes that it shall:

6.1	comply with the ITF Guide and any requirements relating to the Project as may from time to time be prescribed by CIT in writing;

6.2	carry out its duties and obligations in this Agreement in accordance with the terms and conditions of this Agreement including the Project Proposal;

6.3	apply the Funds and the Company’s Contribution prudently, efficiently and solely for the purpose of the Project at such time and in such manner as specified in the budget of the Project set out in the Project Proposal. Unless otherwise agreed by CIT, the Beneficiary shall not incur costs and expenses prior to the Commencement Date or after the end of the Project. Period. The Beneficiary shall solely be responsible for any such costs and expenses;

6.4	cause the Funds, the Company’s Contribution, income and all other receipts relating to the Project to be paid into and all payments and expenditure relating to the Project to be paid out of the Project Account and ensure that all receipts and payments in connection with the Project are properly and timely recorded;

6.5	use the Equipment for the sole purpose of the Project and only to the extent as specified in the Project Proposal provided always that the University may use the Equipment for training/educational purpose during the idle time of such Equipment;

6.6	operate and use the Equipment in a proper manner and maintain the same at its own cost and expense at all times in good repair and condition (fair wear and tear excepted);

6.7	not dispose or otherwise part with the possession of and shall retain the title to the Equipment for at least 2 years after the end of the Project Period unless otherwise directed or approved by CIT in writing;

6.8	permit CIT and D.Aud. to inspect the Equipment at all reasonable times upon request within 2 years after the end of the Project Period;

6.9	permit CIT and D.Aud. to enter and to inspect at all reasonable times any premises where any activities of the Project is being carried out and to procure the licence or permit for such purposes from any third parties if necessary; and

6.10	comply with all applicable laws, regulations and by-laws in carrying out the Project, including the giving of all notices, the paying of all fees and the obtaining of all consents and approvals from relevant authorities.

Indemnity from the Beneficiary

7.	The Beneficiary shall indemnify and keep the Government indemnified from and against (a) any and all claims, actions, investigations, demands, proceedings, judgments threatened, brought or instituted against the Government (whether or not successful, compromised or settled); and (b) all liabilities (including liabilities to pay damages or compensation), damages, costs, losses, charges and expenses which the Government may sustain or incur (including all legal and other costs, charges, and expenses, on a full indemnity basis, which the Government may pay or incur in initiating or disputing or defending any action or proceeding), which in any case arise directly or indirectly from, or as a result of, or in connection with, or which relate in any way to:

(i)	the performance or breach by the Beneficiary of any provisions of this Agreement; or

(ii)	the negligence, recklessness, tortious acts or wilful misconduct of the Beneficiary, its employees, agents, consultants or sub-contractors in the conduct of the Project; or

(iii)	any allegation of or claim for infringement of the IPR of any party arising from or in any way related to the Project.

This clause 7 shall survive the completion of the Project or expiry or early termination of this Agreement.

Probity Clause

8.

The Beneficiary shall observe the Prevention of Bribery Ordinance (Cap. 201) and shall advise its employees, subcontractors, agents and other personnel who are in any way involved in the Project that they are not allowed to offer to or solicit or accept from any person any money, gifts or advantages as defined in the Prevention of Bribery Ordinance in the conduct of or in relation to the Project.

9.	If the Beneficiary, its employees, subcontractors, agents or other personnel who are in any way involved in the Project commit any offence under the Prevention of Bribery Ordinance in relation to this Project, this will be considered conduct prejudicial to the Project under clause 51.8 and the Government may exercise its right to terminate this Agreement under clause 51,

Steering Committee

10.	There shall be established a steering committee for the Project before the Commencement Date. The Steering Committee shall comprise representatives of the Company and the University and shall meet at least once every three months throughout the duration of the Project.

11.	The Steering Committee shall:

11.1	monitor the progress of the Project generally and endorse the Progress Reports of the Project before their submission to the Government in accordance with clause 14;

11.2	endorse the Final Report of the Project before its submission to the Government in accordance with clause 16; and

11.3	endorse the financial statements and the audited accounts of the Project before their submission to the Government in accordance with clauses 47 and 48.

Project Co-ordinator

12.	The Beneficiary shall appoint a project co-ordinator and a deputy project co-ordinator for the Project.

13.	The Project Co-ordinator and his deputy shall:

13.1	oversee the carrying out of the Project and ensure that all terms and conditions of this Agreement and the ITF Guide and all the requirements relating to the Project as may from time to time be prescribed by CIT in writing are complied with;

13.2	report the progress and results of the Project to the Steering Committee;

13.3	monitor the prudent, efficient and proper use of the Funds and the Company’s Contribution to ensure that they are expended in accordance with the budget of the Project set out in the Project Proposal;

13.4	exercise economy in the use of the Funds and the Company’s Contribution and ensure that they are spent in the most cost-effective manner;

13.5	liaise with the Government or CIT on matters relating to the Project; and

13.6	attend progress meetings on the Project as may be convened by CIT from time to time.

Progress Reports

14.	Unless otherwise directed by CIT, the Beneficiary shall obtain the endorsement of the Steering Committee of the progress reports on the Project in the format to be provided by CIT and then submit the Progress Reports to CIT (each a “Progress Report”) in the following manner:14.1 the first Progress Report covering the period from the Commencement Date to 3 I August 2018 to be submitted on or before 30 September 2018;

15.	CIT will issue a notice in writing specifying whether a Progress Report is accepted. If a Progress Report is not accepted, CIT will in normal circumstances provide reasons for the rejection unless CIT considers it inappropriate to disclose the reasons.

16.	Within two months after the end of the Project Period, the Beneficiary shall submit to the Government a final report endorsed by the Steering Committee in the format to be provided by CIT (“Final Report”).

17.	Within six months after the end of the Project Period, the Beneficiary shall submit to the Government a post-project evaluation report in the format to be provided by CIT (“Post-Project Evaluation Report”).

18.	Whenever so required by CIT, the Beneficiary shall forthwith provide clarification, explanations and/or additional information on the contents of any Progress Report, the Final Report and the Post-Project Evaluation Report.

19.	The University shall keep proper records of all information that relates to the Project and all reports on the progress of the Project including without limitation the Progress Reports and the Final Report until expiry of at least 2 years after the Project Period or up to the date as otherwise specified by CIT within the aforesaid 2 years and shall upon request by CIT or D.Aud. produce the same for inspection by CIT and D.Aud. at all reasonable times. This clause shall survive the expiration or early termination of this Agreement.

Project Cost

20.	The estimated cost of the Project is HK$6,037,500.00.

Company’s Contribution

21.	The Company undertakes to contribute HK$3,018,750.00 in cash to the Project Cost in the following manner:

21.1	9.30% of the Project Cost being HK$561,197.55 to be paid into the Project Account upon the signing of this Agreement;

21.2

the remainder of the Company’s Contribution (such amount or amounts shall not take into account the projected administrative overheads of the Project) being HK$2,063,802.45 to be paid by 3 installments into the Project Account on or before the first of April 2018, October 2018 and April 2019 respectively; and

21.3	the Company's contribution to the administrative overheads of the Project being HK$393,750.00 or 15% of the Company's Contribution utilized for the Project, whichever is the less, to be paid to the University within 3 months after the end of the Project Period.

Government’s Contribution and Manner of Payment

22.	Subject to clauses 3 and 51, the Government shall contribute not more than HK$3,018,750.00 to the Project Cost in the following manner:

22.1	9.30% of the Project Cost being HK$561,197.55 will be paid upon signing of this Agreement and against production by the Beneficiary of evidence to the satisfaction of CIT showing due contribution by the Company in accordance with clause 21.1 above;

22.2

the remainder (such amount or amounts shall not take into account the projected administrative overheads of the Project) being HK$2,063,802.45 will be paid by 3 installments in accordance with the cashflow schedule attached at the end of the Appendix, of which the installment payable after the Progress Report will be paid within 30 days after the acceptance by CIT of the Progress Report in respect of the immediately preceding reporting period ending on 31 August 2018 and against production by the Beneficiary of evidence to the satisfaction of C1T showing due payment of the relevant installment contribution by the Company in accordance with clause 21.2 above PROVIDED always that CIT shall have power to:

22.2.1	either defer from making payment until such time as CIT considers appropriate or cease further installment payments if:

22.2.1.1	the Government decides to terminate the Project or this Agreement on the occurrence of any of the events mentioned in clause 51; or

22.2.1.2	CIT is not satisfied with any of the Progress Reports or the Company or the University’s performance of the work in relation to the Project; or

22.2.2	without cause, defer payment of 5% of the Funds until all the milestones stipulated in the Project Proposal have been completed and all other requirements as may be prescribed by CIT from time to time have been met by the Beneficiary to the satisfaction of CIT; and

22.3	a contribution to the administrative overheads of the Project of an amount up to HK$393,750.00 or 15% of the Government's Contribution utilized for the Project, whichever is the less, will be paid by the Government within 30 days from the receipt by the Government/CIT of all of the following:

22.3.1	the University’s written application for such payment; and

22.3.2	the Final Report referred to in clause 16; and

22.3.3	the final audited account referred to in clause 48.2; and

22.3.4	the Interest, residual funds, any balance thereof and such other amounts referred to in clause 53.1 or clause 53.2 (as the case may be),

provided that CIT shall have power to defer payment of any or all of the Government’s contribution to the administrative overheads of the Project if the Beneficiary fails to produce evidence to the satisfaction of CIT showing due contribution to the administrative overheads of the Project referred to in clause 21.3 has been made by the Company.

23.	For avoidance of doubt, the University shall not be entitled to charge any interest or claim any compensation or relief of whatsoever nature against the Government for any delay or withholding of payment of any of the Funds by the Government for any reason whatsoever.

24.	Application by the University for Government’s contribution to the administrative overheads of the Project under clause 22.3 shall be made based on the Funds utilized for the Project or an amount not more than the Company’s total contribution to the administrative overheads of the Project, whichever is the less.

25.	The Government makes no representation, by virtue of its funding the Project hereunder, as to the safety, value or utility of the Project, nor shall the fact of participation of the Government, its funding or exercise of its rights hereunder be deemed an endorsement of the Project or of the Beneficiary, nor shall the name of the Government be used for any commercial purpose by the Beneficiary or be publicized in any way by the Beneficiary, except for the acknowledgement of the funding support from the Government placed by the Beneficiary on Equipment, facilities, publicity or media events related to the Project as well as in publications arising from/relating to the Project.

Project Account

26.

The Funds, Company’s Contribution and the funding from other sources shall be paid into a risk-free interest-bearing account of the University opened with a bank holding a full banking license under the Banking Ordinance (Cap. 155) under the University’s name specifically for processing all receipts and payments of all ITF projects awarded by the Government to the University. The University shall assign a unique account code specifically for processing all receipts and expenditure arising from or relating to the Project.

27.	The Funds, all Company’s Contribution and all other receipts relating to the Project including without limitation any income generated by the Project shall be paid into the Project Account.

Trustee

28.	50.00% of the Interest shall be accounted for and paid to the Government upon expiry of the Project Period or early termination of this Agreement in accordance with clause 53.1 or clause 53.2 (as the case may be) and the University shall not use any of such Interest except with the prior written consent of CIT. The University declares itself trustee who shall hold the Funds and 50.00% of the Interest in trust for the Government and shall hold the Company’s Contribution, the Interest (save for the Interest accountable to the Government) and all other funds, income and receipts for or arising from the Project in trust for the sole purpose of the Project.

29.	Unless otherwise directed by CIT, the University shall have power to apply the Funds, Company’s Contribution, the Interest (save for the percentage of Interest accountable to the Government referred to in clause 28) and all other funds, income and receipts for or arising from the Project for the sole purpose of the Project at such time and in such manner as specified in the budget of the Project in the Project Proposal.

Interest

30.	The Interest shall be retained in the Project Account throughout the Project Period, and shall not be withdrawn or used save in accordance with the terms of this Agreement or with the prior written consent of M. The University shall be fully accountable to the Government and the Company for and shall make good any Interest not paid into or kept in the Project Account in accordance with the provisions of this Agreement.

31.	The Interest shall be reflected in the financial statements and audited accounts of the Project referred to under clauses 47 and 48.

32.	In the event the University shall fail to pay to the Government the Interest held by the University as trustee for the Government or any part thereof or any sums of money are due and owing to the Government on the due date, interest on the outstanding Interest or sums shall accrue and be payable to the Government from the due date up to the date of actual payment in full at the then prevailing rate for savings account deposits of the Hongkong and Shanghai Banking Corporation Limited over the period when the amount is outstanding. Such interest shall accrue on a daily and 365 days for a year basis.

Procurement of Equipment. Goods and Services

33.

The Beneficiary shall exercise the utmost. financial prudence in the procurement of the Equipment, other goods and services for or incidental to the Project and shall, unless otherwise agreed in writing by CIT, adhere to the procurement procedures set out in clauses 33.1 to 33.3 below or at its option follow the established/current standard procurement procedures of the University:

33.1	for every procurement of the Equipment, other goods or services the aggregate value of which does not exceed HKS50,000, written price quotations from at least two suppliers or service providers shall be obtained. The procurement contract should, unless otherwise agreed by CIT, be awarded to the supplier or service provider submitting the lowest price quotation;

33.2	for every procurement of the Equipment, other goods or services the aggregate value of which exceeds HK$50,000 but does not exceed HK$1,430,000, written price quotations from at least three suppliers or service providers shall be obtained. The procurement contract should, unless otherwise agreed by CIT, be awarded to the supplier or service provider submitting the lowest price quotation; and

33.3	for every procurement of the Equipment, other goods or services the aggregate value of which is more than HK$1,430,000, there shall be open tendering. The procurement contract should be awarded to the supplier or service provider in accordance with the terms of the tender.

34.

Where the Beneficiary, any of the staff or members of the University, or any director of the Company or any of their associates or associated persons is in any way, directly or indirectly, interested in a proposed contract for the procurement of the Equipment, other goods or services for or incidental to the Project, the Beneficiary shall, prior to the entry into the proposed procurement contract, make full and proper disclosure of the nature of such interest and the terms and conditions of the relevant procurement contract to CIT who may make further inquiries and/or give such directions in relation to the procurement of the Equipment, other goods or services or the contract as CIT shall deem fit (including a direction ordering the Beneficiary to abstain from entry into the proposed procurement contract) and the Beneficiary shall answer such enquiries or abide by such directions as appropriate. Provided always a full and complete disclosure has been made by the Beneficiary pursuant to this clause, where CIT does not raise any enquiry or give any directions after the expiry of 30 days from that disclosure, CIT shall be deemed to have no objection to the conclusion of the procurement contract to which that disclosure relates.

35.	For the purposes of clause 34,

35.1	“associate” of a person means:

35.1.1	a relative or partner of that person; or

35.1.2	a company one or more of whose directors is in common with one or more of the directors of that person.

35.2	“associated person” of a person means:

35.2.1	any person who has control, directly or indirectly, over that person; or

35.2.2	any person who is controlled, directly or indirectly, by that person; or

35.2.3	any person who is controlled by, or has control over, the first-mentioned person in clauses 35.2.1 and 35.2.2.

35.3	a person having “control” over another person means the power of that person to secure:

35.3.1	by means of the holding of shares or interests or the possession of voting power in or in relation to the second-mentioned person or any other person; or

35.3.2	by virtue of powers conferred by any constitution, memorandum or articles of association, partnership, agreement or arrangement (whether legally enforceable or not) affecting that second-mentioned person or any other person; or

35.3.3	by virtue of holding office as director in that second-mentioned person or any other person;

that the affairs of that second-mentioned person are conducted in accordance with the wishes of the first-mentioned person.

35.4	“director” means any person occupying the position of a director by whatever name called and includes without limitation a de facto or shadow director.

35.5	“relative” means the spouse, parent, child, brother or sister of the relevant person, and, in deducing such a relationship, an adopted child shall be deemed to be a child both of the natural parent and the adopting parent and a step child to be a child of both the natural parent and the step parent.

36.	All quotations and tendering documents issued by the Beneficiary for procurement of goods and services shall be kept by the Beneficiary for at least 2 years after the end of the Project Period or for any other period as may otherwise be specified by CIT within 2 years after the end of the Project Period and the Beneficiary shall upon request by CIT or D.Aud. forthwith produce the same for inspection by CIT and D.Aud. at all reasonable times.

37.	The Beneficiary shall ensure that all the procurement for the Equipment, goods and services for and incidental to the Project are carried out in an open and fair manner.

Hiring of Project Staff

38.	The Company shall abide by the principle of openness and competitiveness in hiring staff for the Project. Where the Company intends to employ a person as project staff who is a relative or close friend of the Project Co-ordinator, his deputy or anyone involved in the recruitment selection process, the Company shall, prior to offering the appointment, make full and proper disclosure of the conflict of interests to CIT who may make further inquiries and/or give such directions in relation to the employment of the project staff as CIT shall deem fit (including a direction ordering the Company to abstain from offering the appointment to the person) and the Company shall answer such enquiries or abide by such directions as appropriate. Provided always a full and complete disclosure has been made by the Company pursuant to this clause, where CIT has not raised any enquiry or given any direction after the expiry of [14] days from that disclosure, CIT shall be deemed to have no objection to the employment of the person to which that disclosure relates as a project staff.

Intellectual Property Rights

39.	The Beneficiary may at its discretion decide and agree on whether and how the income arising from the [PR in the Project Materials and Project Result is to be allocated.

40.

Notwithstanding the provision in clause 39, the Company shall hold all IPR in the Project Result in its sole name and to that end the Beneficiary shall make it a condition of its contracts with any of the employees, subcontractors, agents or other personnel who will be in any way involved in the Project that the Company shall be the sole and absolute beneficial owner of all IPR in the Project Materials including the Project Result howsoever arising to the exclusion of the University, employees, subcontractors, agents or other personnel.

41.	The Company undertakes to the Government that it shall take such steps as it or the Government thinks appropriate to protect the IPR in the Project Materials and shall promptly inform the Government of such IPR immediately upon their creations and may at the Company’s election apply for patents, registered designs, copyrights or other similar protection in that respect in such parts of the world as the Company elects. The Company shall update the Government of the details of such IPR including their registration details and the status of applications for registration.

42.	The Beneficiary hereby grants in favour of the Government an irrevocable sub-licensable licence during the continuance in force of this Agreement, and for a period of 2 years thereafter or until such other time as CIT may stipulate during that 2-year period for the Government and any authorized person acting on behalf of the Government to inspect any of the documents kept or maintained by or for the Beneficiary containing any Project Materials and/or to reproduce (in any form in/on any media and by whatever means) so many copies of such documents as the Government considers necessary. The Beneficiary hereby irrevocably grants to the Government, its employees and agents the right to enter any premises of the Beneficiary for the aforesaid purposes. To the extent that the Beneficiary is not empowered or does not have the authority to grant such rights mentioned in this clause, the Beneficiary undertakes, at its sole cost and expense, to procure the grant of such rights in its favour and in favour of the Government and persons authorized by the Government. If the Government so requests, the Beneficiary shall at its sole cost and expense supply and deliver further copies of any such documents to the Government within such period as may be specified in Government’s written request.

43.	The Beneficiary warrants to the Government that:

43.1	the performance by the Beneficiary of this Agreement or the use or possession by CIT, its authorized users, assigns or successors-in-title of the Project Materials or any part thereof for any purposes does not and will not infringe any IPR of any party; and

43.2	the exercise of any of the rights granted under this Agreement by CIT, its authorized users, assigns and successors-in-title will not infringe any IPR of any party.

44.	Clauses 41 to 44 shall survive the completion of the Project or expiry or early termination of this Agreement.

Tide to the Equipment

45.	The University shall have the full legal and equitable title and interest in any and all of the Equipment procured by the Beneficiary.

46.	Notwithstanding that title to the Equipment shall vest in the University, the Equipment shall, up to the completion of the Project, be used in the manner as specified in clause 6.5.

Books and Records

47.	The University shall, as trustee of the Funds, keep proper books of accounts of all receipts and payments including receipts, counterfoils, vouchers and other supporting documents (collectively “Project Records”) in connection with the Project and render to CIT accounts of all receipts and payments in connection with the Project in the Progress Report.

48.	The University shall submit to CIT the following accounts which shall be duly audited by an Auditor and endorsed by the Steering Committee:

48.1	in respect of each Financial Year, annual audited accounts of the Project to be submitted on or before the 30 June following the end of that Financial Year (save that in the case of the last Financial Year whereby the final audited account referred to in clause 48.2 is submitted); and

48.2	a final audited account of the Project in respect of the entire Project Period:

48.2.1	where the Project Cost does not exceed HK$1 million, such account shall be submitted within 1 month after the end of the Project Period; or

48.2.2	where the Project Cost is HK$1 million or above, such account shall be submitted within 3 months after the end of the Project Period.

49.	The University shall ensure that the Auditor:

49.1	carries out his work in accordance with the Notes for Auditors of Recipient Organizations issued by CIT and as may be revised by CIT from time to time; and

49.2	prepares the Auditor’s report, which forms part of the annual and final audited accounts referred to in clause 48, in strict compliance with the specimen as attached to the Notes for Auditors of Recipient Organizations issued by CIT and as may be revised by CIT from time to time.

50.	The University shall keep proper and separate books and records of all Project Records for an additional 2-year period after the end of the Project Period or for such longer period as otherwise specified by CIT within the aforementioned 2-year period and shall upon request by CIT or D.Aud. make the same as well as general ledger, sub-ledgers, cashbooks and bank statements available for inspection by CIT and D.And. at all reasonable times.

Termination

51.	The Government may terminate this Agreement forthwith on the occurrence of any of the following events:

51.1	the Beneficiary mis-uses or mis-applies the Funds or any part thereof or uses or applies the Funds or operates the Project Account in such manner which is in the sole opinion of the Government not in the public interest or not reasonable in the circumstances;

51.2	the Beneficiary or any one of them shall be in breach of any of the terms conditions representations warranties or undertakings in this Agreement;

51.3	the Beneficiary or any one of them shall fail in a material way to progress in accordance with the Project Proposal;

51.4	CIT shall form the opinion that the Project should be terminated in public interest;

51.5	any material change shall occur in the management, ownership or control of the Beneficiary or any one of them;

51.6	any material change shall occur in the composition of the project team referred to in the Project Proposal;

51.7	the Beneficiary fails or is unable to produce evidence of the Company’s Contribution made in accordance with clause 21;

51.8	the Beneficiary or any one of them shall engage in any conduct prejudicial to the Project;

51.9	the Company stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or shall cease or threaten to cease to carry on its business (except for the purposes of amalgamation, merger or reconstruction);

51.10	the Company shall go into liquidation (other than a voluntary liquidation for the purpose of amalgamation or reconstruction) or the Company shall pass a resolution or the court shall make an order for the liquidation of its assets or a receiver or manager shall be appointed over any of the Company’s business or assets or circumstances shall have arisen for such an appointment or a distress or execution shall be levied or enforced upon any of the Company’s chattels, properties or assets and shall not be discharged with seven (7) days thereafter; or

51.11

the Company assigns, transfers, sub-contracts or purport to assign, transfer, sub-contract any of its benefits, interests or obligations under this Agreement without prior written consent of the Government.

Termination Consequences

52.	Immediately upon termination of this Agreement under clause 51, the Beneficiary shall not incur any further cost and expenditure for the Project. The Beneficiary shall solely be responsible for such further cost and expenditure (if any) which shall not be paid out of the Project Account. Any payments out of the Project Account in relation to the Project shall be subject to the prior written approval of the Government. The University which was previously exempted from opening a separate risk-free interest-bearing account shall, if Government so requests, open such bank account and transfer all the sums standing in its bank account representing the Funds, the Company’s Contribution, the Interest and residual funds to such separate bank account within such period as the Government may direct and do such further things and execute such documents as Government may direct.

53.	Upon the completion of the Project or early termination of this Agreement pursuant to clause 51 or otherwise, without prejudice to clause 52, the University undertakes:

53.1	where the Project Cost does not exceed HK$1 million,

53.1.1	to pay to the Government, upon the submission of the final audited account under clause 48.2, the following:

53.1.1.1	50.00% of the final audited amounts of the Interest and residual funds, with a breakdown of the Interest and residual funds; and

53.1.1.2	any amount which the Government has paid in excess of the Funds; and

53.1.2	to pay to the Company, after the payment to the Government under clause 53.1.1, the balance remaining in the Project Account (unless otherwise agreed by the Company); or

53.2	where the Project Cost is HMI million or above,

53.2.1	unless the final audited accounts are already available pursuant to clause 48.2 (in which case clause 53,1 shall apply), upon the submission of the Final Report pursuant to clause 16, to pay to the Government 50.00% of the Interest and residual funds remaining in the Project Account as at the date of submission of the Final Report, with a breakdown of the Interest and residual funds; and

53.2.2	upon the submission of the final audited account under clause 48.2, to pay to the Government the following:

53.2.2.1	any balance of the final audited amounts of the Interest and residual funds due to the Government which have not been paid to the Government under clause 53.2.1, with a breakdown of the Interest and residual funds; and

53.2.2.2	any amount which the Government has paid in excess of the Funds; and

53.2.3	to pay to the Company, after the payment to the Government under clause 53.2.1, the balance remaining in the Project Account (unless otherwise agreed by the Company); and

53.3	not to recover or claim against the Government for any amount of Interest or residual funds which the University has paid in excess of the final audited amounts of the Interest or residual funds as shown in the final audited account submitted under clause 48.2.

54.	If the termination of this Agreement is under clause 51.1, 51.2 or 51.3, the University shall on demand by the Government pay to the Government an amount equivalent to the Funds or portion thereof released for the Project.

55.	The expiry or early termination of this Agreement shall not prejudice any antecedent rights or remedies the Government may have against the Beneficiary including, without limitation, the right to claim for repayment of the Funds paid to the University together with all administrative, legal and other costs and interests incurred or accrued up to the date of repayment.

56.	Any provisions of this Agreement which are required by the context or are capable to be observed or performed after the expiry or early termination of this Agreement shall continue in force and effect notwithstanding such expiry or termination.

No Additional Emoluments

57.	Unless otherwise agreed by CIT, no additional emoluments shall be paid out of the Funds to any person working on or otherwise involved in the Project whose emolument is either funded by Government subvention or who is already on Government payroll or on payroll of a Government subvented body/institution irrespective of whether the relevant service/work is rendered within or outside the normal working hours of the person concerned.

58.	Miscellaneous

58.1	Consent to Disclose

The Government shall have the right to disclose whenever it considers appropriate or upon request by any third party (written or otherwise) without any further reference to the Beneficiary any information on the Project including without limitation, the name and address of the Beneficiary, description of the Project, the Project Cost, the Funds and Company’s Contribution as the Government may think fit.

58.2	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

58.3	Variation

Subject to the provisions of this Agreement, no waiver, cancellation, alteration or amendment of or to the provisions of this Agreement shall be valid unless made in writing and duly signed by all the parties.

58.4	Waiver of Remedies

No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party nor shall any waiver of its rights operate as a waiver of any subsequent breach and no right, power or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party and each such right, power, or remedy shall be cumulative.

58.5	Vicarious Liability

Any act, default, neglect or omission of any sub-contractors, employees or agents of the Beneficiary shall be deemed to be the act, default, neglect or omission of the Beneficiary.

58.6	Entire Agreement

This Agreement and the documents referred to herein shall constitute the entire agreement concerning the subject matter hereof and shall supersede any and all prior representations, warranties and undertakings in respect of the subject matter herein.

58.7	Time of the Essence

Time shall be of the essence in respect of the Beneficiary’s performance of its obligations under this Agreement.

Governing Law and Jurisdiction

59.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties submit to the jurisdiction of the courts of Hong Kong.

60.	Contracts (Rights of Third Parties) Ordinance

60.1	It is noted that there is no provision in Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (“Cap 623”) which states that the Ordinance applies to the Government or contracts entered into by the Government.

60.2	Notwithstanding Clause 60.1, it is hereby declared that no person may be treated as a third party who or which may enforce any term of this Agreement under or for the purposes of section 4 of Cap 623.

60.3	Nothing in Clause 60.2 is intended to affect the following:

(a)	the rights and powers conferred on the CIT under this Agreement including the exercise of any right under, or the enforcement of any claim or remedy, arising from or in connection with or in relation to, this Agreement;

(b)	the power of a public officer (including the CIT) under any law or regulation including any Ordinance or subsidiary legislation or any other legal instrument;

(c)	the power of a public officer to act by his own title or for the Government Representative or for the Government in any legal proceedings arising from or in connection with or in relation to this Agreement (including the Secretary for Justice);

(d)	the rights and obligations of any personal representative, administrator or other successor-in-title of any party to this Agreement; and

(e)	the rights and obligations of any assignee or transferee of any party to this Agreement under any assignment or transfer provided that where the assignment or transfer is by a party which is not the Government, the Government must have approved that assignment or transfer.

AS WITNESS whereof this Agreement is signed by the Parties hereto the day and year first above written.

Signature

SIGNED BY Bryan HA
(Assistant Commissioner for Innovation and Technology)	}	/s/ Bryan Ha
(Name and Position/Title)

for and on behalf of the Government of the Hong Kong	}
Special Administrative Region	}
in the presence of Ms Fonny Shek	}	/s/ Fonny Shek
(Senior Manager-Innovation and Technology Fund)	}
(Name and Position/Title of Witness)	}

SIGNED BY Tony Liu	}	/s/ Tony Liu
(CEO of UBI Blockchain Internet ltd.)	}
(Name and Position/Title)

for and on behalf of UBI BlockChain Internet Limited	}
in the presence of Sun Tai Wai	}	/s/ Sun Tai Wai
(Senior I.T Manager of UBI Blockchain Internet Ltd.)	}
(Name and Position/Title of Witness)	}

SIGNED BY Prof. Ping-kong Alexander Wai	}	/s/ Ping-kong A. Wai
Vice President-Research Development	}
(Name & Position/Title)	}

for and on behalf of The Hong Kong Polytechnic University	}
in the presence of Dr. Virginia Cheng	}	/s/ Virginia Cheng
Head, Research Office	}
(Name and Position/Title of Witness)	}